CLOSING OF ADDITIONAL $6.67 MILLION PRIVATE PLACEMENT – TOTAL
AGGREGATE GROSS PROCEEDS OF RECENT PRIVATE PLACEMENTS
NOW EXCEEDS $21.96 MILLION

HENDERSON, Nevada (March 23, 2007) -- Searchlight Minerals Corp. (OTC BB: SRCH) (the “Company”), today announced that it has closed a private placement offering for aggregate gross proceeds of US$6,678,483 (the “Offering”). This brings the total aggregate gross proceeds raised by the Company through private placement offerings in February and March to $21,965,485.

The securities sold pursuant to the Offering were issued to non-US investors in accordance with the terms of Regulation S of the Securities Act of 1933. The Company sold an aggregate of 2,226,161 units for gross proceeds of US$6,678,483. Each unit consisted of one share of the Company’s common stock and one half of one share purchase warrant with each whole warrant entitling the subscriber to purchase one additional share for a period of two years from the closing date at an exercise price of US$4.50 per Share. The warrants are callable by the Company if the Company’s common stock trades above $6.50 per share for 20 consecutive trading days. The Offering was sold on a best efforts agency basis. A total of US$525,386.22 was paid by the Company to the agent in connection with the Offering and the agent also received warrants to purchase 75,175 shares of the Company’s common stock at a price of US$4.50 per share, exercisable for a period of two years from the closing date.

The proceeds from the Offering are intended to be used for initial construction funding for a precious and base metals recovery facility at Clarkdale, Arizona and for general corporate purposes.

“This additional financing brings to approximately $22 million the total amount of equity capital raised by the Company in the past two months,” stated Ian McNeil, President and Chief Executive Officer of the Company. “Along with our recent acquisition of 100% ownership in the Clarkdale Slag Project, we believe these financings place the Company in an excellent position to pursue the development of its minerals projects for the benefit of our shareholders. Our goal is to bring the Clarkdale Slag Project into production as soon as possible.”

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is a dynamic mineral exploration company focused on the acquisition and development of projects in the southwestern United States. The Company is currently involved in two projects: (1) the Clarkdale Slag Project, located in Clarkdale, AZ, which seeks to recover precious and base metals from the reprocessing of slag material produced from the smelting of copper ores from former mines in the Jerome, Arizona area; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada. The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing. The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH”. For further details, please visit the Company's website at www.searchlightminerals.com or contact the Investors Relations Department at:

Ph: (702) 939-5247
Fax: (702) 939-5249
email: ir@searchlightminerals.com

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Conpany’s securities in the United States. The securities referred in this press release have not been registered under the United States Securities Act of 1933, as amended and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission. When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk, dependence on joint venture partners and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.